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                                                                     Exhibit (n)

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Pre-Effective Amendment
No. 1 under the Securities Act of 1933 and Post-Effective Amendment No. 11 under the Investment Company Act of 1940 to Registration No. 811-4841 of MFS Municipal Income Trust, of our report appearing in the annual report to shareholders for the year ended October 31, 1999, dated December 9, 1999, of MFS Municipal Income Trust, and to the references to us under the headings "Financial Highlights" and "Experts" in the Prospectus and "Independent Accountants" and "Financial Statements" in the Statement of Additional Information, both of which are part of such Registration Statement.

DELOITTE & TOUCHE, LLP
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Deloitte & Touche LLP

Boston, Massachusetts
November 28, 2000